FIRST AMENDMENT

        THIS FIRST AMENDMENT (this “Amendment”) dated as of August 23, 2007 is entered into among REGAL-BELOIT CORPORATION (the “Company”), various financial institutions and BANK OF AMERICA, N.A., as Administrative Agent.

W I T N E S S E T H:

        WHEREAS, the Company, various financial institutions (the “Banks”) and the Administrative Agent are parties to a Second Amended and Restated Credit Agreement dated as of April 30, 2007 (the “Credit Agreement”; capitalized terms used but not defined herein have the respective meanings given to them in the Credit Agreement); and

        WHEREAS, the Company intends to issue senior notes on or about the date hereof, and has requested certain amendments to the Credit Agreement in connection therewith;

        NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

        SECTION 1.    AMENDMENTS TO CREDIT AGREEMENT. Effective on the Amendment Effective Date (as defined below), the Credit Agreement is amended as follows:

        1.1    Addition of Definitions. The following new definitions are added to Section 1.1 of the Credit Agreement in proper sequence:

Designated Debtmeans “Debt” as defined in the Note Purchase Agreement.

Intercreditor Agreement means the Intercreditor Agreement dated as of August 23, 2007 among various creditors of the Company and its Subsidiaries (including the Banks) and Bank of America, as Designated Agent.

Note Purchase Agreement means the Note Purchase Agreement dated as of August 23, 2007 among the Company and the purchasers of notes issued pursuant thereto.

Senior Notes means, collectively, the notes issued pursuant to the Note Purchase Agreement.

        1.2    Amendment to Definition of Funded Debt. The definition of “Funded Debt” is amended in its entirety to read as follows:

Funded Debt means all Debt of the Company and its Subsidiaries, excluding (i) contingent obligations in respect of undrawn letters of credit and Suretyship Liabilities (except, in each case, to the extent constituting Suretyship Liabilities in respect of Debt), (ii) Hedging Obligations, (iii) Securitization Obligations to the extent such obligations would not be required to be included on the consolidated balance sheet of the Company in accordance with GAAP and (iv) obligations to pay the deferred purchase price of services.

        1.3    Amendment to Section 10.7. Section 10.7 is amended by (i) deleting the word “and” at the end of clause (m), (ii) redesignating clause (n) thereof as clause “(o)” and (iii) inserting the following new clause (n) in proper sequence: “(n) Debt arising under the Note Purchase Agreement, the Senior Notes and the Subsidiary Guaranty (as defined in the Note Purchase Agreement); and”.

        1.4    Amendment to Section 10.15. Clause (v) of the first proviso to Section 10.15 is amended in its entirety to read as follows: “(v) imposed by law or contained in any Loan Document, any Hedging Agreement with a Bank or an Affiliate of a Bank or the Note Purchase Agreement (without giving effect to any amendment to the lien covenant contained in the Note Purchase Agreement except to the extent that a corresponding amendment is made to Section 10.8); or”.

        1.5    Amendment to Section 10.17. Section 10.17 is amended by adding the following sentence at the end thereof: “Without limiting the foregoing, the Company will cause any Subsidiary that guarantees, or that is required by the terms of the Note Purchase Agreement or any Senior Note to guarantee, Debt in respect of the Note Purchase Agreement and/or any Senior Note, to be a party to the Subsidiary Guaranty.”

        1.6    Addition of Section 10.18. The following new Section 10.18 is added to the Credit Agreement in proper sequence:

10.18 Intercreditor Agreement. Not permit any Subsidiary to have any bank credit facility or other Designated Debt agreement or instrument (a “Designated Debt Agreement”) (or any Suretyship Liability with respect to any Designated Debt Agreement of the Company or any other Subsidiary Guarantor) that could permit unsecured Designated Debt to be outstanding thereunder in an aggregate principal amount in excess of 10% of consolidated total assets of the Company and its Subsidiaries (the “Threshold Debt Amount”), unless each provider of such Designated Debt (and each beneficiary of any such Suretyship Liability and each such Subsidiary if it is not already a party to the Intercreditor Agreement), becomes a party to the Intercreditor Agreement, in accordance with the terms thereof. The following Designated Debt shall be excluded from the Threshold Debt Amount: (a) Designated Debt outstanding under overdraft lines of credit incurred in the ordinary course of business, (b) Designated Debt of Subsidiaries in an amount equal to $19,725,166 (or an equivalent amount in foreign currency) and listed on Schedule 10.7, (c) secured Designated Debt of Subsidiaries, including Securitization Obligations, and (d) Designated Debt of Subsidiaries in which the providers of such Designated Debt (and beneficiaries of any Suretyship Liability) are parties to the Intercreditor Agreement.

        1.7    Amendments to Section 12.1. Section 12.1 is amended as follows:

            (a)     Clause (a) of Section 12.1.4 is amended in its entirety to read as follows: “(a) Failure by the Company to comply with or to perform any covenant set forth in Sections 10.1.5(a), 10.5 through 10.9, 10.12,10.17 or 10.18".

            (b)     The following new Section 12.1.10 is added in proper sequence:

12.1.10 Invalidity of Intercreditor Agreement. The Intercreditor Agreement ceases to be in full force and effect for any reason whatsoever (other than in accordance with the terms thereof), including a determination by any Governmental Authority or court that the Intercreditor Agreement is invalid, void or unenforceable.

        1.8    Addition of Section 14.20. The following new Section 14.20 is added to the Credit Agreement in proper sequence:

14.20 Most Favored Lender. If at any time (a)(i) the Company enters into any credit agreement, loan agreement, note purchase agreement or other like agreement under which the Company may incur Designated Debt in excess of $50,000,000, including the Note Purchase Agreement and the Senior Notes (a “Principal Lending Agreement”) and (ii) any such Principal Lending Agreement at any time includes a covenant that expressly limits either: (x) the sale, lease or disposition of assets by the Company and/or any Subsidiary during any period of 12 consecutive months to less than 15% of the book value of consolidated tangible assets of the Company and its Subsidiaries, or (y) the incurrence of Designated Debt by any Foreign Subsidiary, in either case that is not contained in this Agreement, or if such covenant that is contained in the Principal Lending Agreement is more favorable to such creditors of the Company than a similar covenant contained in this Agreement, or (b) the Company issues an additional series of Senior Notes pursuant to any Supplement (as defined in the Note Purchase Agreement) that has an “additional covenant” (within the meaning of Section 2.2(iii) of the Note Purchase Agreement), the Company shall give written notice thereof to the Administrative Agent not later than 10 days following the date of execution of such Principal Lending Agreement or amendment thereof or Supplement, as the case may be (each a “Subject Agreement”). Effective on the date of execution of a Subject Agreement, such covenant (or covenants) and related definitions that are contained in such Subject Agreement (collectively, the “Incorporated Covenants”) shall be deemed to have been incorporated herein and any event of default in respect of any such Incorporated Covenant shall be deemed to be an Event of Default hereunder, subject to all applicable terms and provisions of this Agreement, including the right of the Required Banks to waive or not waive any breach thereof (independent of any right of any other creditor of the Company in respect of any such Incorporated Covenants). Without limiting the foregoing, any amendment, elimination or termination of any Incorporated Covenant in accordance with the terms of the applicable Subject Agreement (including as a result of the termination of such Subject Agreement) shall constitute an immediate amendment, elimination or termination, as the case may be, of such Incorporated Covenant hereunder.

        SECTION 2.    REPRESENTATIONS AND WARRANTIES. The Company represents and warrants to the Banks and the Administrative Agent that:

        2.1    Authorization; No Conflict. The execution and delivery by the Company of this Amendment and the performance by the Company of its obligations under the Credit Agreement as amended hereby (as so amended, the “Amended Credit Agreement”) are within the corporate powers of the Company, have been duly authorized by all necessary corporate action on the part of the Company (including any necessary shareholder action), have received all necessary governmental and other third-party approvals (if any shall be required), and do not and will not (a) violate any provision of law or any order, decree or judgment of any court or other government agency that is binding on the Company or any other Loan Party, (b) contravene or conflict with, or result in a breach of, any provision of the certificate of incorporation, partnership agreement, by-laws or other organizational documents of the Company or any other Loan Party or (c) contravene or conflict with, or result in a Lien under, any material agreement, indenture, instrument or other document that is binding on the Company or any other Loan Party.

        2.2    Validity and Binding Nature. This Amendment has been duly executed and delivered by the Company, and this Amendment and the Amended Credit Agreement are legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

        2.3    Reaffirmation of Representations and Warranties. The representations and warranties contained in Section 9 of the Amended Credit Agreement are true and correct in all material respects on the date of this Amendment (except to the extent stated to relate to an earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date).

        SECTION 3.     CONDITIONS PRECEDENT. This Amendment shall become effective on the date (the “Amendment Effective Date”) on which the Administrative Agent has received the following:

        3.1    Counterparts. Executed counterparts of this Amendment from the Company and the Required Banks.

        3.2    Confirmation. A confirmation, substantially in the form of Exhibit A hereto, executed by each Loan Party.

        3.3    Certified copy of Note Purchase Agreement and Related Documents. Copies of the Note Purchase Agreement and the subsidiary guaranty executed pursuant thereto, each certified as true, correct and complete by an Executive Officer.

        3.4    Intercreditor Agreement. A copy of the Intercreditor Agreement executed by each party thereto.

        SECTION 4.    Miscellaneous.

        4.1    Expenses. The Company agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Administrative Agent (including reasonable and documented fees, charges and expenses of counsel for the Administrative Agent) in connection with the preparation, negotiation, execution and delivery of this Amendment and all other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith. All obligations provided in this Section 4.1 shall survive any termination of this Amendment and the Amended Credit Agreement.

        4.2    Captions. Section captions used in this Amendment are for convenience only and shall not affect the construction of this Amendment.

        4.3    Governing Law. THIS AMENDMENT SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE LAWS OF THE STATE OF ILLINOIS APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE. Wherever possible each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable laws, but if any provision of this Amendment shall be prohibited by or invalid under such laws, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.

        4.4    Counterparts. This Amendment may be executed in any number of counterparts, and by the parties hereto on the same or separate counterparts, and each such counterpart, when executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment. A counterpart hereof (or a signature page hereto) delivered by facsimile or in .pdf or similar electronic format shall be effective as an original.

        4.5    References to Credit Agreement. Except as herein amended, the Credit Agreement shall remain in full force and effect and is hereby ratified in all respects. After the effectiveness of this Amendment, each reference in the Amended Credit Agreement to “this Agreement,”“hereunder,” “hereof,” “herein” or words of like import, and each reference to the Credit Agreement in any Loan Document and in any other agreement, document or other instrument executed and delivered pursuant to the Credit Agreement, shall mean and be a reference to the Amended Credit Agreement.

        4.6    Successors and Assigns. This Amendment shall be binding upon the parties hereto and their respective successors and assigns, and shall inure to the sole benefit of the parties hereto and the successors and assigns of the Administrative Agent and the Banks.

        4.7    Intercreditor Agreement. The Required Banks acknowledge that the Administrative Agent will enter into, and Bank of America will act as designated agent (in such capacity, the “Designated Agent”) under, the Intercreditor Agreement. The Required Banks authorize (i) the Administrative Agent to enter into the Intercreditor Agreement on behalf of the Banks and to execute and deliver such documents as may reasonably be required or appropriate in connection therewith and (ii) Bank of America to act as Designated Agent on behalf of the Banks and various other creditors under the Intercreditor Agreement.

        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the day and year first above written.

REGAL-BELOIT CORPORATION
By: /s/ David A. Barta
David A. Barta
Vice President and Chief Financial Officer

BANK OF AMERICA, N.A., as Administrative Agent
By: /s/ Kristine Thennes
Name: Kristine Thennes
Title: Vice President

BANK OF AMERICA, N.A., as Issuing Bank, Swing Line Bank
and a Bank
By: /s/ Steven K. Kessler
Name: Steven K. Kessler
Title: Senior Vice President

M&I MARSHALL & ILSLEY BANK, as a Co-Documentation
Agent and as a Bank
By: /s/ James R. Miller
Name: James R. Miller
Title: Sr. Vice Pres.
By: /s/ Donald J. Robinson-Gay
Name: Donald J. Robinson-Gay
Title: Vice President

WACHOVIA BANK NATIONAL ASSOCIATION, as a Co-Documentation
Agent and as a Bank
By: /s/ C. Jeffrey Seaton
Name: C. Jeffrey Seaton
Title: Managing Director

U.S. BANK, NATIONAL ASSOCIATION, as a Co-Documentation
Agent and as a Bank
By: /s/ Matthew J. Schulz
Name: Matthew J. Schulz
Title: Vice President

BMO CAPITAL MARKETS FINANCING, INC., as a
Co-Documentation Agent and as a Bank
By: /s/ Christopher C. Cavaiani
Name: Christopher C. Cavaiani
Title: Vice President

SUMITOMO MITSUI BANKING CORPORATION, NEW YORK
By: /s/ Leo E. Pagarigan
Name: Leo E. Pagarigan
Title: General Manager

NATIONAL CITY BANK
By: /s/ Rachel M. Williamson
Name: Rachel M. Williamson
Title: Vice President

THE NORTHERN TRUST COMPANY
By: /s/ Rick J. Gomez
Name: Rick J. Gomez, on behalf of Roger McDougal
Title: Commercial Banking Officer

WELLS FARGO BANK NA
By: /s/ Paul J. Hennessy
Name: Paul J. Hennessy
Title: Vice President

FIFTH THIRD BANK, a Michigan Banking Corporation
By: /s/ Neil G. Mesch
Name: Neil G. Mesch
Title: Vice President

JPMORGAN CHASE BANK, N.A.
By: /s/ Brian L. Grossman
Name: Brian L. Grossman
Title: Vice President

CITICORP USA, INC.
By: /s/ Thomas Ng
Name: Thomas Ng
Title: Vice President

KEYBANK NATIONAL ASSOCIATION
By: /s/ Mary K. Young
Name: Mary K. Young
Title: Senior Vice President

UBS LOAN FINANCE LLC
By: /s/ Mary E. Evans
Name: Mary E. Evans
Title: Associate Director
By: /s/ Irja R. Otsa
Name: Irja R. Otsa
Title: Associate Director

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